Exhibit 10.23

Confidential

Execution Version

Japan NuScale Innovation, LLC

3151 Briarpark Drive, Suite 400

Houston, TX 77042, USA

Japan Bank for International Cooperation

4-1 Ohtemachi 1-chome, Chiyoda-ku

Tokyo 100-8144, Japan

April 4, 2022

NuScale Power, LLC

6650 SW Redwood Lane

Suite 210

Portland, OR 97224

Fluor Enterprises, Inc.

6700 Las Colinas Blvd.

Irving, TX 75039

Re:      Board and Management Rights

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”) is entered into by and among Japan NuScale Innovation, LLC, a Delaware limited liability company (the “Investor”), Fluor Enterprises, Inc., a California corporation (“Fluor”), NuScale Power, LLC, an Oregon limited liability company (“NuScale LLC”) and Japan Bank for International Cooperation, a Japanese corporation established pursuant to the Company Act and the Japan Bank for International Cooperation Act (“JBIC”). This Letter Agreement confirms our agreement that pursuant to and effective as of the date of that certain Unit Purchase Agreement, dated as of March 15, 2022, by and between the Investor and Fluor (the “Purchase Agreement”), the Investor shall be entitled to the following contractual board appointment and management rights. Capitalized terms that are not defined herein shall be as defined in the Purchase Agreement.

Reference is made to the Agreement and Plan of Merger dated as of December 13, 2021 (as may be amended, supplemented or otherwise modified from time to time) by and among Spring Valley Acquisition Corp. (to be renamed NuScale Power Corporation after the Merger Closing, “NuScale Corp”), Spring Valley Merger Sub, LLC (“Merger Sub”), and NuScale LLC, whereby Merger Sub would merge with and into NuScale LLC (the “Merger”, and the closing thereof, the “Merger Closing”). References to the “Company” shall be deemed, prior to the Merger Closing, to be references to NuScale LLC and, after the Merger Closing, to be references to NuScale Corp.

The parties hereto acknowledge that the investment contemplated under the Purchase Agreement is consistent with the policy decisions of the Japanese government, and that JBIC is making the investment to finance and support the development and commercialization of the NuScale SMR technology to improve the safety and efficiency of nuclear energy generation technology and to prove the viability of such technology. Upon the first commercial deployment of this technology, the purposes of JBIC’s investment in the Company will be achieved, and JBIC may explore the possibility of transferring any or all of the interests it owns in the Company to other Japanese companies, which can continue to invest in the Company after successful commercial deployment of the NuScale SMR technology.

1.            Board Appointment Rights

(a)            At any time prior to the Merger Closing but after obtaining CFIUS Approval, the Investor shall be entitled to nominate one (1) manager (the “Manager Nominee”) to the board of managers of NuScale LLC. Subject to Section 1(c), Section 1(d) and Section 4 of this Letter Agreement, and so long as a Loss of Majority Control has not occurred, Fluor shall in its capacity as the holder of a majority of NuScale LLC’s Common Units and Preferred Units, voting together as a single class on an “As-Converted Basis” (as defined in NuScale LLC’s fifth amended and restated operating agreement entered into as of April 1, 2021 (as may be amended from time to time, the “Operating Agreement”)), designate the Manager Nominee to be one of the “At Large Managers” as defined in Section 5.2(b)(iii) of the Operating Agreement; provided however that, if a Loss of Majority Control (as defined below) has occurred, then Fluor shall use its commercially reasonable efforts to designate the Manager Nominee to be one of the At Large Managers.

(b)            At any time after the Merger Closing and after obtaining CFIUS Approval, the Investor shall be entitled to nominate one (1) director (the “Director Nominee”) to the board of directors of NuScale Corp (the “Board”). Subject to Section 1(c), Section 1(d) and Section 4 of this Letter Agreement, Fluor shall vote its shares in favor of electing the Director Nominee to the Board and otherwise use its commercially reasonable efforts to cause the Director Nominee to be elected to the Board as soon as practicable upon obtaining CFIUS Approval; provided however, that nothing contained herein shall require Fluor or any NuScale Corp. director to act in breach of any duties (including fiduciary duties) imposed on such party by applicable laws or regulations, stock exchange listing rules or any internal policies and procedures.

(c)            Upon the death, disability, retirement, resignation, withdrawal, or removal of a Director Nominee that is appointed as a director of the Board, the Investor shall be entitled to nominate a replacement director (the “Replacement Director Nominee” and collectively with the Manager Nominee and the Director Nominee, the “Nominees”) and, so long as a Loss of Majority Control has not occurred, Fluor shall take such action as may be required to cause such Replacement Director Nominee to be appointed to the Board, including voting its shares in favor of electing such Replacement Director Nominee to the Board; provided however, (i) that nothing contained herein shall require Fluor or any NuScale Corp director to act in breach of any duties (including fiduciary duties) imposed on such party by applicable laws or regulations, stock exchange listing rules or any internal policies and procedures, and (ii) if a Loss of Majority Control has occurred, then Fluor shall use its commercially reasonable efforts to cause the Replacement Director Nominee to be appointed to the Board, including voting its shares in favor of electing such Replacement Director Nominee to the Board.

(d)            The Investor shall notify the Company of the identity of its Nominees under Section 1(a), Section 1(b) and Section 1(c), and such Nominees shall be subject to the approval of the Company’s nominating and corporate governance committee (such approval not to be unreasonably withheld, delayed or conditioned) after taking into account, among other things:

(i)            to the extent applicable, the rules, requirements, policies and recommendations of the Nasdaq stock exchange, New York Stock Exchange, the U.S. Securities and Exchange Commission, Institutional Shareholder Services, Glass-Lewis, and other proxy advisory services and legal authorities (including the need to have a minimum number of female and diverse board members);

(ii)            any conflicts of interest or competitive activities that the Nominee has that would prevent the candidate from effectively serving on the board; and

(iii)            the Nominee’s willingness to comply with the Company’s code of ethics, policies and rules.

(e)            For so long as the Investor beneficially owns any of the Common Units or Preferred Units of NuScale LLC or Common Stock of NuScale Corp, in the event that (i) Fluor proposes to sell, assign or otherwise transfer its Common Units and Preferred Units of NuScale LLC or Common Stock of NuScale Corp to an unaffiliated third-party and (ii) such sale, assignment or transfer would result in a Loss of Majority Control (defined below), then Fluor shall promptly, and in any event no less than twenty (20) Business Days prior to any such proposed sale, assignment or transfer, notify the Investor of such proposed sale. “Loss of Majority Control” means that Fluor and its affiliates beneficially own less than fifty percent (50%) of, (y) if prior to the Merger Closing, the outstanding Common Units and Preferred Units (measured on an As-Converted Basis) of NuScale LLC or (z) if from and after the Merger Closing, the number of outstanding shares of Common Stock of NuScale Corp. “Common Stock” means, collectively, the shares of Class A common stock, with the par value of $0.0001 per share, of NuScale Corp (the “Class A Common Stock”) and the shares of Class B common stock, with the par value of $0.0001 per share of NuScale Corp (the “Class B Common Stock”) immediately after the Merger Closing or any shares of capital stock into which such shares of Common Stock may become exchangeable or convertible as a result of any merger, consolidation, reclassification, recapitalization or reorganization of NuScale Corp.

2.            Management Consultation Rights

(a)            Subject to obtaining CFIUS Approval, (i) the Investor shall be entitled to consult with and advise management of the Company and management of Fluor on business issues (including proposed annual operating plans) relating to the Company, and (ii) management of the Company and management of Fluor that is involved with the Company (if reasonably requested by JBIC) will meet with the Investor not more than twice per year (with not more than one such meeting in person at the Company’s facilities and any other meetings occurring by video conference) at mutually agreeable times for such consultation and advice and to review progress in achieving said plans. The parties hereto shall allow a reasonable number of observers at such meetings, which may include representatives from the Investor’s members, Japanese government employees, and U.S. government employees, so long as each such representative and attendee has (A) cleared the Company’s security clearance protocols and (B) (x) agreed in writing to keep such information confidential in accordance with the Company’s policies or (y) demonstrated that such representative or attendee is subject to statutory confidentiality obligations under applicable law which are no less stringent than the Company’s policies, in which case the Investor shall use commercially reasonable efforts to cause the organization to which such representative or attendee belongs to enter into an arrangement with the Company under which the organization shall be liable to the Company for any breach of such statutory obligation by such representative or attendee.

(b)            Subject to obtaining CFIUS Approval, the Investor, at all reasonable times and at the Investor’s expense, may examine the books and records of the Company and inspect its facilities and may request information at reasonable times and intervals concerning the general status of the Company’s financial condition and operations; provided, however, that, in all cases, the Investor shall give at least two (2) business days prior written notice to the Company and access to highly confidential proprietary information (including pricing and scope of work for the Company’s customers) and facilities or access that is prohibited by law need not be provided. Any person given such access shall have (A) cleared the Company’s security clearance protocols and (B) (x) agreed in writing to keep such information confidential in accordance with the Company’s policies or (y) demonstrated that such representative or attendee is subject to statutory confidentiality obligations under applicable law which are no less stringent than the Company’s policies, in which case the Investor shall use commercially reasonable efforts to cause the organization to which such representative or attendee belongs to enter into an arrangement with the Company under which the organization shall be liable to the Company for any breach of such statutory obligation by such representative or attendee.

(c)            The Investor agrees that it will not use (or permit to be used) any information obtained pursuant to the foregoing provisions, except for lawful purposes relating solely to the Investor’s economic or non-economic interest as an investor (which includes, but is not limited to, assessing the result for the investment and monitoring if the investment is in line with the policy of the Japanese government); provided that the Investor agrees that it will not use (or permit to be used) any information obtained in connection with the foregoing provisions in any manner that is unlawful or is adverse or detrimental to the Company and will not provide any such information to any competitors of the Company.

(d)            The Company, Fluor and the Investor shall consult with each other and shall mutually agree upon any press releases or public announcements pertaining to this Letter Agreement or the Purchase Agreement or the transactions contemplated hereby; provided however, that each party (as well as Spring Valley Acquisition Corp. before the Merger Closing and NuScale Corp after the Merger Closing) may make any public disclosure that may be required by applicable law or in connection with required filings under U.S. securities laws (in which case the disclosing party shall, to the extent permissible under applicable law, consult with the other parties hereto to the extent practicable before issuing any such press releases or making any such public announcements).

3.            Guidelines for Confirmation of Environmental and Social Considerations

(a)            The Company shall use good faith efforts to comply with the provisions of the Guidelines for Confirmation of Environmental and Social Considerations issued in January 2015 and attached hereto as Exhibit A (the “Guidelines”) to the extent such provisions apply to the Company. The parties acknowledge that the Guidelines may be amended from time to time and that the Company shall continue to use such good faith efforts to comply with the Guidelines as amended, solely to the extent (i) such amendments broadly apply to other investments that are within the current scope of such Guidelines and do not specifically target the Company, the Company’s business, the industry the Company operates in or the transactions contemplated hereby and (ii) JBIC has delivered to the Company a correct and complete copy of such amendment after it has been translated into the English language. The Investor acknowledges and agrees that the Company’s business and operations qualify as “Category C” projects, which are defined as projects (A) that are “likely to have minimal or no adverse environmental impact” and (B) that do not require “environmental reviews beyond screening” under the Guidelines.

(b)            If the Company becomes aware of any uncured breach of its obligations set out in Section 3(a) immediately above, then the Company shall send prompt notice of such uncured breach to the Investor. The Investor and JBIC shall have no claim or remedy against NuScale LLC, NuScale Corp, or Fluor relating to any such breach (or failure to cure such breach) of the Guidelines, except that:

(i)            The Company shall provide the Investor and JBIC with any relevant information relating to such breach upon written request;

(ii)            The Company shall accept consultation from the Investor and JBIC regarding such breach and such Guidelines;

(iii)            The Company shall make good faith efforts to cure such breach as soon as practicable taking into account any corrective actions discussed in clause (ii) above; and

(iv)            The Company acknowledges that (1) after the Merger Closing, the Investor has the right at any time to exchange (A) each NuScale LLC Class B Unit that it holds together with one share of NuScale Corp Class B Common Stock for (B) one share of NuScale Corp Class A Common Stock, pursuant to and subject to the terms of the Sixth Amended and Restated Limited Liability Company Agreement of NuScale LLC; and (2) the Investor has the right to sell or trade any of the NuScale Corp Class A Common Stock that it holds in the open market, subject to compliance with federal securities laws, the stock exchange listing rules or any lock-up restrictions applicable to the Investor.

(c)            This Section 3 shall terminate once JBIC has no direct or indirect ownership interest in the Company.

4.            CFIUS

(a)            Sections 1, 2(a), 2(b) and 2(c) of this Letter Agreement shall become effective only upon the receipt of CFIUS Approval. Sections 1, 2(a), 2(b) and 2(c) of this Letter Agreement shall be null ab initio in the event that a CFIUS Turndown occurs.

(b)            Prohibition of sharing MNTI. At any time before obtaining CFIUS Approval, JBIC is prohibited from obtaining, receiving or otherwise accessing any material nonpublic technical information (“MNTI”) relating to the Company. The Investor agrees not to share with JBIC any MNTI of the Company, including, but not limited to, any MTNI that the Investor has already received, before obtaining CFIUS Approval.

(c)            “Burdensome Condition” means any condition or restriction that would require any party hereto, or their respective affiliates and equity owners to (i) sell, hold separate, divest, or discontinue, before or after the Closing Date, any material assets, businesses, or interests of the Company or the Investor and the Investor’s members, or any of their respective affiliates; (ii) accept any conditions or restrictions relating to, or changes or restrictions in, the operations of any assets, businesses, or interests that could reasonably be expected to materially adversely impact the economic or business benefits to the Company or the Investor and the Investor’s members as contemplated in the Purchase Agreement, this Letter Agreement or be otherwise materially adverse to the Company or the Investor or their affiliates (including the Investor’s members); or (iii) make any material modification or waiver of the terms and conditions of the Purchase Agreement or this Letter Agreement. For the avoidance of doubt, a determination by CFIUS that this Letter Agreement must be modified to eliminate either of (i) the Investor’s board appointment rights pursuant to Section 1 or (ii) the Investor’s management consultation rights pursuant to Section 2 shall in each case constitute a Burdensome Condition.

(d)            “CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof acting in such capacity.

(e)            “CFIUS Approval” means (i) NuScale LLC and JBIC (the “CFIUS Parties”) have received written notice from CFIUS that either (x) CFIUS has concluded that the transactions contemplated by the Purchase Agreement, including rights with respect to this Letter Agreement, are not a “covered transaction” and not subject to review under the DPA, or (y) (A) CFIUS has concluded all action under the DPA with respect to the transactions contemplated by the Purchase Agreement, including rights with respect to this Letter Agreement, and (B) CFIUS shall not have required a Burdensome Condition; or (ii) CFIUS has sent a report to the President of the United States requesting the President’s decision and (x) the President has announced a decision not to take any action to suspend or prohibit the transactions contemplated by this Letter Agreement and the Purchase Agreement, or (y) the period under the DPA during which the President may announce the President’s decision to take action to suspend or prohibit the transactions contemplated by this Letter Agreement and the Purchase Agreement has expired without any such action being announced or taken.

(f)            “CFIUS Notice” means a notice by the CFIUS Parties submitted to CFIUS pursuant to 31 C.F.R. § 800.501 regarding the transactions contemplated by the Purchase Agreement, including rights with respect to this Letter Agreement.

(g)            “CFIUS Turndown” means the event where (i) CFIUS informs the CFIUS Parties it has unresolved national security concerns with respect to the transactions contemplated by the Purchase Agreement and that it intends to refer the matter to the President of the United States unless the parties to the Purchase Agreement abandon the transactions contemplated thereby, (ii) CFIUS shall have referred, or shall have informed the CFIUS Parties in writing that it intends to refer, the matter to the President of the United States, in each case without offering the parties to the Purchase Agreement the opportunity to unwind or abandon the transaction contemplated thereby in lieu of such referral, or (iii) CFIUS informs the CFIUS Parties that the acceptance of a Burdensome Condition is needed in order to resolve a national security concern, and any CFIUS Party chooses not to accept such Burdensome Condition.

(h)            “DPA” means Section 721 of the Defense Production Act of 1950, as amended, and the rules and regulations issued and effective thereunder.

5.            Miscellaneous

(a)            Termination. The rights described herein shall terminate and be of no further force or effect at such time as the Investor and its affiliates (including the Investor’s members) beneficially own: (i) before the Merger Closing, less than 88,586,650 Units of NuScale LLC, which is approximately 8% of the fully diluted (assuming the full exercise of all issued and outstanding unit options and unit appreciation rights) Common Units and Preferred Units (measured on an As-Converted Basis) of NuScale LLC as of the Closing or (ii) after the Merger Closing, less than 15,300,000 shares of Common Stock of NuScale Corp, which represents the approximate number of shares of Common Stock that will be issued upon completion of the Merger in exchange for the Units described in clause (i), which amounts shall be appropriately adjusted for any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any share dividend, consummated by the Company.

(b)            This Letter Agreement and its validity, construction and performance shall be governed in all respects by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of law. This Letter Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

(c)            Upon execution by all parties hereto, this Letter Agreement shall constitute a binding agreement among the parties that may not be amended without each party’s written consent. In the event of a conflict between the provisions of this Letter Agreement and the terms of the Purchase Agreement, the provisions of this Letter Agreement shall control.

(d)            Information Sharing. For the avoidance of doubt, the parties hereby acknowledge and agree that the Nominee, once he or she is duly appointed or elected to the Board, may, subject to (x) applicable laws, regulations or stock exchange listing rules, (y) applicable confidentiality obligations, and (z) all internal policies or procedures of the Company, share any information such Nominee receives in his or her capacity as a director of the Company only with the Authorized Recipients. An “Authorized Recipient” means the officers, directors and members of Investor who (i) have cleared the Company’s security clearance protocols, (ii) have (x) agreed in writing to keep such information confidential in accordance with the Company’s policies or (y) demonstrated that such Authorized Recipient is subject to statutory confidentiality obligations under applicable law which is no less stringent than the Company’s policies, in which case the Investor shall use commercially reasonable efforts to cause the organization to which the Authorized Recipient belongs to enter into an arrangement with the Company under which the organization shall be liable to the Company for any breach of such statutory confidentiality obligation by the Authorized Recipient, and (iii) are not competitors of the Company.

(e)            Dispute Resolution. The provisions of Section 12 of the Purchase Agreement are incorporated herein by reference, mutatis mutandis.

[Signature pages follow]

Very truly yours,		Agreed and Accepted:

JAPAN NUSCALE INNOVATION, LLC		NUSCALE POWER, LLC

By:	/s/ Yasuharu Kimura	By:	/s/ Christopher J. Colbert

Name:	Yasuharu Kimura	Name:	Christopher J. Colbert
Title:	Chairperson of the Board	Title:	Chief Financial Officer

JAPAN BANK FOR INTERNATIONAL COOPERATION		FLUOR ENTERPRISES, INC.

By:	/s/ Masanao Komatsu	By:	/s/ Alvin C. Collins III

Name:	Masanao Komatsu	Name:	Alvin C. Collins III
Title:	Director General	Title:	Group President